Exhibit 4.1

SOLAR STRATEGY HOLDINGS LIMITED

Number	Class A Ordinary Shares

[-]	-[-]-

Incorporated under the laws of the Cayman Islands

Share capital is US$10,000,000 divided into 1,000,000,000,000 shares of a par value of US$0.00001 each comprising (i) 800,000,000,000 Class A Ordinary Shares, (ii) 80,000,000,000 Class B Ordinary Shares and (iii) 120,000,000,000 shares of such class or series (as designated by the Directors) in accordance with the Articles.

THIS IS TO CERTIFY THAT [-] is the registered holder of [-] Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the [-] day of [-] 20[-] by:

DIRECTOR